EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES

                                 SERIES 2004-AR6

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                            dated September 25, 2003
                    between the Company and the Underwriter)

First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                                October 25, 2004
Irving, Texas 75063

      Goldman, Sachs & Co. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2004-AR6 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2004-AR6 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-110100). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pool: The Series 2004-AR6 Certificates shall evidence the entire beneficial ownership interest in four pools (the "Mortgage Pools") of conventional, adjustable rate, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of October 1, 2004 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $232,357,977 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I, Pool II, Pool III and Pool IV shall be 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                 Principal                   Interest           Class Purchase
Class             Balance                      Rate             Price Percentage
------      ---------------------            ----------         ----------------
I-A-1       $     39,504,000.00              Variable(1)              101.00%
I-A-2       $     39,504,000.00(2)           Variable(1)                0.70%
II-A-1      $    122,352,000.00              Variable(1)              101.00%
II-A-2      $    122,352,000.00(2)           Variable(1)                0.56%
II-A-R      $            100.00              Variable(1)                1.00%
III-A-1     $     24,086,000.00              Variable(1)              101.00%
III-A-2     $     24,086,000.00(2)           Variable(1)                0.61%
IV-A-1      $     37,818,000.00              Variable(1)              102.12%
B-1         $      4,183,000.00              Variable(1)              101.60%
B-2         $      1,858,000.00              Variable(1)              100.39%
B-3         $        813,000.00              Variable(1)               97.77%

----------

(1) The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.

(2)   Indicates the notional amount of such interest only class.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, October 29, 2004 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AAA" from Fitch Ratings ("Fitch") and at least "Aaa" from Moody's Investors Service, Inc. in the case of the Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class II-A-R, Class III-A-1, Class III-A-2 and Class IV-A-1 Certificates, (ii) at least "AA" from Fitch in the case of the Class B-1 Certificates, (iii) at least "A" from Fitch, in the case of the Class B-2 Certificates and (iv) at least "BBB" from Fitch, in the case of the Class B-3 Certificates.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                         Very truly yours,

                                         GOLDMAN, SACHS & CO.

                                         By:
                                            ------------------------------------
                                              Name:
                                              Title:

The   foregoing   Agreement   is  hereby
confirmed and accepted as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
   --------------------------------------------------
     Name:
     Title:

FIRST HORIZON HOME LOAN CORPORATION

By:
   --------------------------------------------------
     Name:
     Title: